Exhibit 10.74

Management Transition Agreement

This Management Transition Agreement (the “Agreement”) is effective as of September 30, 2003 (“Effective Date”), and confirms the agreement between Liberate Technologies (“Liberate”) and John Kent Walker (“Walker”) (each a “Party” and collectively the “Parties”) concerning the conclusion of Walker’s employment with Liberate, which shall occur upon a mutually agreeable date within the six-month period from the Effective Date or such earlier date as Liberate may designate (“Termination Date”).

Purpose.  Both Parties understand and agree that the purpose of this Agreement is to set forth an employment transition schedule and release and waive all claims that either Party may have at any time, individually or collectively, against the other Party or the others released herein.  Walker understands and agrees that Liberate has paid Walker all salary, wages, bonuses, and any other compensation earned by Walker through and until the date of signing hereof.

Transition Services.  Up until the Termination Date, Walker will continue to provide Liberate with services in his present capacity as Executive Vice President, General Counsel and Secretary of Liberate, and will work diligently with Liberate’s management team to transition all outstanding matters so as to promote to the extent possible a smooth and orderly transfer of responsibilities (“Transition Services”).  Liberate agrees to provide the transition benefits and consideration set forth in this Agreement.  Nothing contained herein is intended to be interpreted as employment for a fixed term or to alter Walker’s  “at will” employment status.

Post-Transition Covenants.  Upon the Termination Date and thereafter, Walker agrees to:

(i)                                     terminate his employment in all capacities at Liberate and any of its subsidiaries and affiliates; and resign from his position as Executive Vice President, General Counsel, and Secretary of Liberate (and all similar positions with and positions as a director or officer of Liberate’s subsidiaries and corporate affiliates);

(ii)                                  adhere to his obligations under the Proprietary Information Agreement between the Parties dated September 27, 2000 (the “Proprietary Information Agreement”);

(iii)                               generally provide reasonable assistance to Liberate on a compensation-free basis (other than payment of any associated and necessary transportation and lodging expenses) in any legal dispute or administrative proceedings with which Walker was involved, including, for example, signing of documents or testimony in securities litigation, SEC investigations, financial audits, and other legal, administrative, regulatory, or governmental investigations, actions, or proceedings;

(iv)                              return to Liberate, and not keep or take, any document or other thing (electronic, paper or otherwise) containing or incorporating Liberate’s confidential or proprietary information that Walker produced or to which he obtained access during his employment, including any material information that is not generally known to the public and that relates to Liberate’s business, research, development, trade secrets, know-how, inventions, technical data, manufacturing techniques, engineering, marketing, merchandising and/or selling of Liberate products or technologies, and any confidential information entrusted to Liberate by third parties.

(v)                                 return any Liberate property of material value (including computers) in his possession;

(vi)                              return to Liberate, and not keep or make copies of, any proprietary and confidential Liberate information (including drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, other information or materials, source code, computer programs, or customer lists) or Liberate access device (including identification badges, keys, and card keys); and

(vii)                           sign and deliver to Liberate on the Termination Date a separate General Release of All Claims in the form set forth in Exhibit A (the “Subsequent Release”).

Mutual Non-Disparagement.  Each Party agrees to refrain from making any comments or statement that disparages or criticizes the other Party or any of the other Party’s businesses, technologies, strategies, inventions, assets, actions, or practices or those of any of its directors, officers, employees, agents, heirs, executors, administrators, successors, predecessors, subsidiaries, parents, shareholders, employee benefit plans, or assigns (all of the foregoing, collectively each Party’s “Affiliates”), and to be generally supportive of each other and of each other’s Affiliates in any discussions or communications concerning the abilities, businesses, technologies, or strategies of the Parties or their Affiliates.  Nothing in this Agreement shall be construed to prohibit either Party from providing truthful testimony in any administrative or judicial proceeding or investigation.

Benefits & Consideration.  Walker agrees that Liberate has granted to Walker 103,000 shares of Liberate’s common stock in accordance with and subject to the terms of the stock award agreement provided in connection therewith in exchange for Walker’s execution of this Agreement, including, but not limited to, the General Release of All Claims in the form set forth in Exhibit A.   In further consideration of Walker’s execution of this Agreement, the General Release of All Claims concurrently herewith, and the Subsequent Release (as described below), without any revocation of any of the foregoing, Liberate will continue to employ Walker pursuant to the terms of this Agreement.  Additionally, following the Termination Date,  Liberate agrees to pay Walker $1,000, less any applicable withholdings,  provided Walker executes the Subsequent Release, and such Subsequent Release becomes effecitive pursuant to its terms.   The benefits described herein shall be in addition to payment for any earned but unpaid salary and any accrued but unused vacation time earned through the Termination Date.

Sufficiency of Consideration.  The Parties acknowledge the value and sufficiency of the mutual consideration and releases set forth herein, and further acknowledge that all of the consideration provided by each Party under this Agreement is provided in exchange for all of the consideration provided by the other Party hereunder and each Party deems such consideration, taken as a whole, as sufficient justification for its entry into this Agreement.

Review of Agreement.  Each Party has had the opportunity to carefully review and consider this Agreement and has had up to twenty-one days after receipt of this agreement to consult with legal counsel prior to entering into this Agreement, and each Party has freely and knowingly agreed to enter into this Agreement. Furthermore, each Party has seven days after it has signed this Agreement during which time it may revoke this Agreement.  If either Party wishes to revoke this Agreement, it may do so by delivering a letter of revocation to the other Party.  Because of this revocation period, each Party understands that this Agreement shall not be effective or enforceable until the eighth day after the last date of signature.

Entire Agreement; Interpretation.  This Agreement and the consideration referenced herein are not part of an incentive or other employment termination or transition program offered to a group or class of employees.  This Agreement is a separate agreement between Liberate and Walker as an individual employee.  Walker understands and agrees that except for the transition benefits specifically set forth above, he waives and releases all rights or claims to any other transition benefits or rights.  This Agreement supersedes and terminates the Employee Retention Agreement between the Parties dated March 14, 2003 (and any preceding or similar agreements) between the Parties (the “Employee Retention Agreements”).  The Proprietary Information Agreement, the Indemnification Agreement dated November 1, 2000 (the “Indemnification Agreement”), and the Trustee Indemnification Agreement dated November 20, 2002 (the “Trustee Indemnification Agreement”) between the Parties will stay in full force and effect in accordance with their respective terms.  This Agreement represents the complete agreement between the Parties related to its subject matter and supersedes any other related oral, written, or implied agreements, understandings, or representations, provided that nothing shall be construed to supersede the Proprietary Information Agreement, the Indemnification Agreement, or the Trustee Indemnification Agreement.  This Agreement shall in all respects be governed by the laws of the State of California (excluding its conflict of law provisions) and to the extent legally permissible venue in any legal action shall exist exclusively in the United States District Court for the Northern District of California (San Jose Division) or the state courts located in San Jose as appropriate.  This Agreement may be amended only through a written document signed by the Parties.  It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If a court finds any of the provisions of this Agreement to be invalid or unenforceable, that determination shall not affect any other provisions of this Agreement.  If a court finds any of the provisions in this Agreement excessively broad, the Parties intend that such court shall enforce such provisions to the maximum extent possible in accord with the expressed intent of the Agreement.  In no event is any remedy made available to either Party hereunder intended to be exclusive of any other available remedy.

Execution.  This Agreement may be executed in one or more counterparts and a facsimile of this document or a signature to it for all purposes shall be considered equivalent to an original.

Acknowledgements.  Each Party has read, understands, and knowingly and voluntarily agrees to all of the terms of this Agreement.  Each Party acknowledges that it is giving up certain legal rights under this Agreement and has had the opportunity to consult with counsel before signing this Agreement.

Liberate Technologies		John Kent Walker

By:	/s/ David Lockwood	/s/ John Kent Walker

David Lockwood

CEO

Dated:	11/6/03	Dated:	11/6/03

Exhibit A

GENERAL RELEASE OF ALL CLAIMS (THE “RELEASE”).

In consideration of the mutual consideration provided under the Management Transition Agreement dated September 30, 2003 entered into between Liberate and Walker, each Party, on his or its own behalf and on behalf of his or its Affiliates, hereby forever releases and discharges the other Party and his or its officers, directors, employees, agents, assigns, heirs or executors (collectively, “Affiliates”) from any and all rights, claims, debts, demands, covenants, contracts, agreements, promises, damages, losses, costs, expenses, liabilities and causes of action (collectively, “Claims”) of any nature whatsoever known or unknown, suspected or unsuspected, that either Party ever had, now has or may hereafter claim to have, with respect to any matter, including without limitation, any matter arising out of or relating in any way to Walker’s employment with Liberate, including the conclusion of Walker’s employment, with exception of any Claims each Party may have in connection with the Management Transition Agreement, the Indemnification Agreement, or the Trustee Indemnification Agreement (each of which shall remain in effect in accordance with its respective terms), and any Claims that Liberate may have in connection with the Proprietary Information Agreement, which shall remain in effect in accordance with its terms.

The foregoing release shall apply to, without limitation, any and all Claims relating to any:  (i) contract dispute or matters relating to or arising out of Walker’s employment relationship with Liberate or termination thereof, including any Claims that either Party may have under the Employment Agreement dated September 27, 2000, the Employee Retention Agreements, or any preexisting Liberate Technologies Transition Plans; (ii) torts, including infliction of emotional distress, mental anguish, pain and suffering, defamation, damage to reputation, invasion of privacy, and wrongful termination; (iii) discrimination, harassment or retaliation of any kind, such as on the basis of sex, race, color, national origin, age, religion, disability, sexual or any other Claim pursuant to any federal, state or local law including, but not limited to, any Claims under the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Familiy and Medical Leave Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Americans with Disabilities Act,  the Age Discrimination in Employment Act, and the Worker and Retraining Notification Act (“WARN”), Employee Retirement Income Security Act of 1974 (ERISA), and any and all amendments of any of the foregoing; (iv) claims to attorneys’ fees or costs; (v) breach of the covenant of good faith and fair dealing; (v) violation of public policy; and (vii) state laws that require termination notice or benefits in the event of certain layoffs, facility closures and/or facility relocations or any other federal or state law or regulation relating to employment or employment discrimination.  Each Party further agrees not to file, assist, or encourage any administrative charge or legal proceeding against the other Party or his or its Affiliates, including a charge relating to employment discrimination.

The Parties also hereby agree that nothing contained in this release shall constitute or be treated as an admission of liability or wrongdoing by either Party or its Affiliates.

Each Party hereby expressly waives any and all rights and benefits afforded by the provisions of Section 1542 of the Civil Code of the State of California (or any similar state or federal law or regulation), which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each Party acknowledges that the facts with respect to which he or it gives this general release and waiver may turn out to be different from the facts it now believes to be true.  Each Party hereby assumes the risk of the facts turning out to be different, and agrees that this Release shall not be ineffective or subject to termination or rescission because of any such difference in facts.

Capitalized terms set forth in this Release shall have the definitions provided in the Management Transition Agreement between the Parties dated September 30, 2003.

Review of Release.  Each Party has had the opportunity to carefully review and consider this Release and Walker has had up to twenty-one days after receipt of this Release to consult with legal counsel of his choice prior to entering into this Release.  Furthermore, Walker has seven days after he has signed this Release during which time he may revoke this Release.  If Walker wishes to revoke this Release, he may do so by delivering a letter of revocation to David Lockwood expressly stating that Walker is revoking this Release.  Because of this revocation period, each Party understands that this Release shall not be effective or enforceable until the eighth day after the date that Walker executes this Release.

Governing Law.  This Release shall in all respects be governed by the laws of the State of California (excluding its conflict of law provisions) and to the extent legally permissible venue in any legal action shall exist exclusively in the United States court for the Norther District of California (San Jose Division) or the state courts located in San Jose as appropriate.

Severability.  It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If a court finds any of the provisions of this Agreement to be invalid or unenforceable, that determination shall not affect any other provisions of this Agreement.  If a court finds any of the provisions in this Agreement excessively broad, the

Parties intend that such court shall enforce such provisions to the maximum extent possible in accord with the expressed intent of the Agreement.

Acknowledgements.  Each Party has read, understands, and knowingly and voluntarily agrees to all of the terms of this Release.  Each Party acknowledges that he or it is giving up certain legal rights hereunder and has had the opportunity to consult with counsel before signing hereunder.

Liberate Technologies		John Kent Walker

By:	/s/ David Lockwood	/s/ John Kent Walker
David Lockwood
CEO

Dated:	11/6/03	Dated:	11/6/03